FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities and Exchange Act of 1934

Date of Report (date of earliest event reported):
March 2, 2009

CELLCEUTIX CORPORATION

Nevada	13-4303398

(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

100 Cumming Center, Suite 151-B
Beverly, MA  01915

 (Address of principal executive offices and zip code)

(978)-633-3623
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02, Unregistered Sales of Equity Securities.

On March 2, 2009 the Registrant entered into an agreement with Paul Ginsburg, a patent attorney to prepare patent applications for Cellceutix products.  It is anticipated that the Company will file multiple patent applications during the term of this agreement.  The agreement provides that the Registrant will grant 40,000 options to purchase shares of the Registrant common stock as compensation for each application filed in lieu of cash compensation.  The Options will be granted on the day that the work on the application begins.   On March 3, 2009 the Registrant issued 80,000 options for preparations of  two patents  at the average exercise price of .14 per share.

On April 1, 2009, the Registrant entered into a three month agreement with a Consultant who will assist the Registrant’s Chief Scientific Officer to organize, manage and display data from animal studies as well as information relating to Active Pharmaceutical Ingredients and formulations of the Registrant’s products.  Consultant will be compensated at the rate of $4000.00 per month payable on the last day of each month.  In addition, at the end of each month of  Services provided, Consultant will be granted options to purchase 10,000 shares of Registrant’s common stock.  The Company may terminate the agreement at any time.

On April 5, 2009 the Board of Directors of  the Registrant adopted the 2009 Stock Option Plan (“the Plan”).  The Plan permits the grant of 2,000,000 shares of both Incentive Stock Options (“ISOs”), intended to qualify under section 422 of the Code, and Non-Qualified Stock Options.

Item 9.01
Financial Statements and Exhibits.

Exhibits

Exhibit 99.1  Compensation Agreement with Paul Ginsburg, Attorney.
Exhibit 99-2  Consulting Agreement with Sylvia Holden, Consultant
Exhibit 99-3  Cellceutix Corporation  2009 Stock Option Plan

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned hereunto duly authorized.

Date:

CELLCEUTIX CORPORATION
By:	/s/ George W. Evans
Chief Executive Officer